EXHIBIT 10.1

FIRST DEFIANCE FINANCIAL CORP.
2008 LONG TERM INCENTIVE COMPENSATION PLAN

ARTICLE 1
General Purpose of Plan; Definitions

1.1
Name and Purposes. The name of this Plan is the First Defiance Financial Corp. 2008 Long Term Incentive Compensation Plan. The purpose of this Plan is to enable First Defiance Financial Corp. and its Affiliates to: (i) reward executive officers and other key management employees who contribute to the long-term success of the Company, by making the amount of their compensation contingent upon the Company’s long-term profitable performance and growth; and (ii) to attract and retain executive officers and other key management employees of exceptional ability.

1.2	Certain Definitions. Unless the context otherwise indicates, the following words used herein shall have the following meanings whenever used in this instrument:

(a)
"Affiliate" means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company, as determined by the Board of Directors in its discretion.

(b)	“Contingent Award Agreement” means a written agreement between the Board of Directors and a Participant setting forth the terms and conditions of an Award.

(c)	"Award" means an actual cash award to a Plan Participant in accordance with the terms and conditions of the Plan and a Contingent Award Agreement

(d)	"Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

(e)
“Cause” with respect to an employee of the Company or any affiliate of the Company means and is limited to (a) criminal dishonesty, (b) refusal to perform duties on an exclusive and substantially full-time basis, (c) refusal to act in accordance with any specific substantive instructions given by the Company or any affiliate of the Company with respect to performance of duties normally associated with such employee’s position, or (d) engaging in conduct which could be materially damaging to the Company or any affiliate of the Company without a reasonable good faith belief that such conduct was in the best interest of the Company or any affiliate of the Company.

(f)
"Code" means the Internal Revenue Code of 1986, as amended, and any lawful regulations or guidance promulgated thereunder. Whenever reference is made to a specific Internal Revenue Code section, such reference shall be deemed to be a reference to any successor Internal Revenue Code section or sections with the same or similar purpose.

(g)	"Committee" means the Compensation Committee of the Board administering this Plan as provided in Article 2.

(h)
"Company" means First Defiance Financial Corp., a corporation organized under the laws of the State of Ohio and, for purposes of determining whether a Change in Control has occurred, any corporation or entity that is a successor to First Defiance Financial Corp. or substantially all of the assets of First Defiance Financial Corp. and that assumes the obligations of First Defiance Financial Corp. under this Plan by operation of law or otherwise.

(i)	“Contingent Award” means an Award that is contingent on satisfying performance conditions set forth under a Contingent Award Agreement.

(j)	"Director" means a member of the Board of Directors.

(k)
"Disability" means the person (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company or an affiliate covering the person, or (c) has been determined.

(l)	“Outside Director” means a nonemployee Director who meets the definitions of the terms "outside director" set forth in Section 162(m) of the Code.

(m)	"Participant" means an employee of the Company who is designated as a Participant in the Plan as provided for under Article 3.

(n)
"Performance Period" means each period of at least three consecutive fiscal years, as established by the Committee, over which Awards may be earned contingent on satisfying specified performance conditions. Performance Periods shall begin on January 1 and end on December 31. The Committee may, in its discretion, establish partially concurrent Performance Periods.

(o)	"Plan" means this First Defiance Financial Corp. 2008 Long Term Incentive Compensation Plan, as amended from time to time.

(p)	“Retirement” means a voluntary termination of employment by the Participant on or after attainment of age 62.

ARTICLE 2
Administration

2.1	Authority and Duties of the Committee.

(a)
The Plan shall be administered by a Committee of at least three Directors who are appointed by the Board of Directors. Unless otherwise determined by the Board of Directors, the Compensation Committee of the Board of Directors (or any subcommittee thereof) shall serve as the Committee, and all of the members of the Committee shall be Outside Directors.

(b)	The Committee has the sole and exclusive authority, subject to any limitations specifically set forth in this Plan, to:

(i)	select the Eligible Participants to whom Contingent Awards are made;

(ii)	determine the specific terms and conditions of Contingent Awards made to a Participant, not inconsistent with the terms of the Plan;

(iii)	determine whether any conditions or objectives related to Awards have been met,

(iv)	subsequently modify or waive any terms and conditions of Awards, not inconsistent with the terms of this Plan;

(v)	adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it deems advisable from time to time;

(vi)	promulgate such administrative forms as it from time to time deems necessary or appropriate for administration of the Plan;

(vii)	construe, interpret, administer and implement the terms and provisions of this Plan, any Contingent Award and any related agreements;

(viii)	correct any defect, supply any omission and reconcile any inconsistency in or between the Plan, any Contingent Award and any related agreements; and

(ix)	otherwise supervise the administration of this Plan.

(c)
All decisions made by the Committee pursuant to the provisions of this Plan are final and binding on all persons, including the Company and Participants, but may be made by their terms subject to ratification or approval by the Board of Directors.

2.2
Delegation of Duties. The Committee may delegate ministerial duties to any other person or persons, and it may employ attorneys, consultants, accountants or other professional advisers for purposes of Plan administration at the expense of the Company.

2.3
Limitation of Liability. Members of the Board of Directors, members of the Committee and Company employees who are their designees acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross or willful misconduct in the performance of their duties hereunder.

ARTICLE 3
Participants

3.1
Eligibility. Executive officers and other key management employees of the Company or any of its Affiliates (each an "Eligible Participant") who are selected by the Committee in its sole discretion are eligible to participate in this Plan.

3.2
Contingent Award Agreements. Awards made under the Plan are contingent upon the Participant's execution of a written agreement in a form prescribed by the Committee (hereinafter “Contingent Award Agreement”).  Execution of a Contingent Award Agreement shall constitute the Participant's irrevocable agreement to, and acceptance of, the terms and conditions of the Contingent Award set forth in such agreement and of the terms and conditions of the Plan applicable to such Contingent Award. Contingent Award Agreements may differ from time to time and from Participant to Participant.

ARTICLE 4
Performance Based Awards

4.1
Contingent Awards. A Contingent Award represents a right to receive a future Award conditioned upon the attainment of specified performance objectives and such other conditions, restrictions and contingencies as the Committee may determine. Each Contingent Award made under this Plan will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee and by a Contingent Award Agreement is executed by the Board and the Plan Participant. The timing of Contingent Awards and the Award opportunity covered by each Contingent Award are to be determined by the Committee in its discretion

4.2
Performance Conditions. At the time a Contingent Award is made, the Committee will specify the performance conditions which, depending on the extent to which they are met, will determine the level of Award paid to the Participant. The Committee will also specify the Performance Period applicable to a Contingent Award during which the performance conditions must be met. With respect to awards intended to be "performance based compensation," the Committee may use performance objectives based on one or more of the following but not limited to: earnings per share, total revenue, net interest income, non-interest income, net income, net income before tax, non-interest expense, efficiency ratio, return on equity, return on assets, economic profit added, loans, deposits, tangible equity, assets, net charge-offs, new market growth, product line developments, and nonperforming assets. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes. Performance measurement may be described in terms of objectives that are related to the performance by the Company, by any Affiliate, or by any employee or group of employees in connection with services performed by that employee or those employees for the Company, a Subsidiary, or one or more subunits of the Company or of any Affiliate. The performance objectives may be made relative to the performance of other companies. The performance objectives and periods need not be the same for each Participant nor for each Contingent Award.

4.3
Adjustment of Performance Conditions. The Committee may modify, amend or otherwise adjust the performance conditions specified for outstanding Contingent Awards if it determines that an adjustment would be consistent with the objectives of this Plan and taking into account the interests of the Participants and the public shareholders of the Company. The types of events which could cause an adjustment in the performance objectives include, without limitation, accounting changes which substantially affect the determination of performance objectives, changes in applicable laws or regulations which affect the performance objectives, and divisive corporate reorganizations, including spin-offs and other distributions of property or stock.

4.4
Determination of Awards. At the end of each Performance Period corresponding to a Contingent Award, the Committee shall determine the extent to which designated performance conditions have been achieved based on reference to audited financial statements for each fiscal year during the Performance Period. Upon making this determination, the Committee shall then determine the level of Award earned in accordance with the terms and conditions set forth under the corresponding Contingent Award Agreement, and shall then notify each Participant of the Award to be paid.

4.5
Payment of Awards. Awards earned and payable as determined by the Committee shall be paid to the Participant in cash no later than March 15 of the year immediately following the Performance Period. In the event of a Participant’s death after the end of the Performance Period, but before payment of the Award, such Award shall be paid to the beneficiary or beneficiaries designated in writing by the Participant and filed with the Company or, in the absence of and such designation, or if no such designated beneficiary survives the Participant, to the Participant’s estate.

4.6
Special Limitations on Contingent Awards. Unless a Contingent Award agreement approved by the Committee provides otherwise, Awards made under this Plan are intended to meet the requirements for exclusion from coverage under Code Section 409A and all Awards shall be construed and administered accordingly.

ARTICLE 5
Termination, Transfers and Leaves of Absence

5.1
Termination. A Contingent Award or unearned portion thereof will terminate without payment of an Award upon the termination of employment of the Participant during the Performance Period for any reason except as provided for under this section. In the event of a Participant's employment with the Company or its Affiliates terminates by reason of his or her death, Disability or Retirement, the terms and conditions for payment of an Award will be determined at the sole discretion of the Committee, and will be set forth under the Contingent Award Agreement.

5.2	Transfer of Participant. For purposes of this Plan, the transfer of a Participant among the Company and its Affiliates is deemed not to be a termination of employment.

5.3	Effect of Leaves of Absence. For purposes of this Plan, the following leaves of absence are deemed not to be a termination of employment:

(a)	a leave of absence, approved in writing by the Company, for sickness or any other purpose approved by the Company, if the period of such leave does not exceed 90 days;

(b)
a leave of absence in excess of 90 days, approved in writing by the Company, but only if the employee's right to reemployment is guaranteed either by a statute (e.g., military service) or by contract, and provided that, in the case of any such leave of absence, the employee returns to work within 30 days after the end of such leave; and

(c)	any other absence determined by the Committee in its discretion not to constitute a termination of employment.

ARTICLE 6
Effect of Change in Control

6.1
Change in Control Defined. "Change in Control" shall mean a “Change in Ownership” as defined in (a) hereof; a “Change in Effective Control” as defined in (b), hereof; or a “Change in Ownership of a Substantial Portion of Assets” as defined in (c) hereof.

(a)
Change in Ownership. For purposes of this Agreement, a change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group (as defined in subsection (d) hereof), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company within the meaning of subsection (b) hereof). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.

(b)	Change in the Effective Control. For purposes of this Agreement, a change in the effective control of the Company occurs on the date that either –

(i)
Any one person, or more than one person acting as a group (as determined under subsection (d) hereof), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company; or

(ii)
a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election.

In the absence of an event described in subsection (b)(i) or (ii) above, a change in the effective control of a Company will not have occurred.

(c)
Change in the Ownership of a Substantial Portion of the Company’s Assets. For purposes of this Agreement, a change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in subsection(d) hereof), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

There is no Change in Control Event under this subsection (c) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in this paragraph. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to –

(i)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)	An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in section (iii) above.

For purposes of this subsection (c) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

(d)
Persons Acting as a Group. Persons will not be considered to be acting as a group solely because they purchase assets or purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, purchase or acquisition of assets, or similar business transaction with the Company. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with the ownership interest in the other corporation.

6.2
Effect of Change in Control. Unless otherwise determined by the Committee in connection with the Contingent Award and set forth in the Contingent Award Agreement, in the event of a Change in Control of the Company an Award shall be made in an amount determined by taking the product of (A) the Award that would have been due if performance, measured as of the transaction date, were to continue at the same rate through the Performance Period; and (B) a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the Performance Period to the date of the transaction, and the denominator of which is the number of whole months in the Performance Period

6.3
Code Section 409A. Unless a Contingent Award Agreement approved by the Committee provides otherwise, each Contingent Award made under this Plan is intended to meet the requirements for exclusion from coverage under Code Section 409A. If the Committee provides than a Contingent Award shall be subject to Code Section 409A, then, notwithstanding the other provisions of this Article 6, the Committee may provide in the Contingent Award agreement for such changes to the definition of Change in Control from the definition set forth in this Article 6, and for such changes to the Committee's rights upon a Change in Control, as the Committee may deem necessary in order for such Award to comply with Code Section 409A.

ARTICLE 7
Transferability of Awards

7.1
Awards Are Non-Transferable. Contingent Awards or Awards are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by operation of law or otherwise) any Contingent Award or Award shall be null and void.

ARTICLE 8
Amendment and Discontinuation

8.1
Amendment or Discontinuation of this Plan. The Board of Directors may amend, alter, or discontinue this Plan at any time, provided that no amendment, alteration, or discontinuance may be made, which would materially and adversely affect the rights of a Participant under any Contingent Award made prior to the date such action is adopted by the Board of Directors without the Participant's written consent thereto.

Notwithstanding the foregoing, this Plan may be amended without Participants' consent to: (i) comply with any law; (ii) preserve any intended favorable tax effects for the Company, the Plan or Participants; or (iii) avoid any unintended unfavorable tax effects for the Company, the Plan or Participants.

ARTICLE 9
Satisfaction of Tax Liabilities

9.1
In General. The Company shall withhold any taxes which the Committee determines the Company is required by law or required by the terms of this Plan to withhold in connection with any Awards incident to this Plan. The Participant or other recipient shall provide the Committee with such additional information or documentation as may be necessary for the Company to discharge its obligations under this Section. The Company may withhold cash, in an amount equal to the amount which the Committee determines is necessary to satisfy the obligation of the Company, a Subsidiary or a Parent to withhold federal, state and local income taxes. Alternatively, the Company may require the holder to pay to the Company such amounts, in cash, promptly upon demand.

ARTICLE 10
General Provisions

10.1
No Implied Rights to Awards or Employment. No potential Participant has any claim or right to a Contingent Award under this Plan, and there is no obligation of uniformity of treatment of Participants under this Plan. Neither this Plan nor any Award thereunder shall be construed as giving any individual any right to continued employment with the Company or any Affiliate. The Plan does not constitute a contract of employment, and the Company and each Affiliate expressly reserve the right at any time to terminate employees free from liability, or any claim, under this Plan, except as may be specifically provided in this Plan or in an Award agreement.

10.2
Other Compensation Plans. Nothing contained in this Plan prevents the Board of Directors from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

10.3
Successors. All obligations of the Company with respect to Contingent Awards made under this Plan are binding on any successor to the Company, whether as a result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company.

10.4
Severability. In the event any provision of this Plan, or the application thereof to any person or circumstances, is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, or other applications, and this Plan is to be construed and enforced as if the illegal or invalid provision had not been included.

10.5
Governing Law. To the extent not preempted by Federal law, this Plan and all Award agreements pursuant thereto are construed in accordance with and governed by the laws of the State of Ohio. This Plan is not intended to be governed by the Employee Retirement Income Security Act and shall be so construed and administered.

10.6
Legal Requirements. No Awards shall be made and the Company shall have no obligation to make any payment under the Plan, unless such payment is, without further action by the Committee, in compliance with all applicable Federal and state laws and regulations.

10.7
Forfeiture by Employees in Connection with Termination for Cause. Notwithstanding any other provision of this Plan, upon the termination of employment of a Participant for Cause, such Participant shall forfeit all entitlements associated with any Contingent Award made by the Committee under this Plan.

ARTICLE 11
Effective Date and Term

11.1	Effective Date. The effective date of this First Defiance Financial Corp. 2008 Long Term Incentive Compensation Plan is the date on which the Board approves the Plan.

11.2	Termination Date. This Plan will continue in effect until amended or terminated by the Board